Exhibit 99.8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lynch Corporation

We have audited the accompanying combined balance sheets of the net assets and operations to be contributed to Lynch Interactive Corporation (see Note 1) as of December 31, 1998 and 1997, and the related combined statements of operations, equity, investments by and advances from Lynch Corporation and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the accompanying financial statement schedule listed in Item 15(a). These financial statements and schedule are the responsibility of the management of Lynch Corporation (the "Company"). Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the 1996 financial statements of Dunkirk and Fredonia Telephone Company, a wholly-owned subsidiary of DFT Communications, Inc. (formerly Lynch Telephone VIII, a wholly-owned subsidiary of Lynch Corporation) which statements reflect total revenues of $575,000 for the two month period ended December 31, 1996, the 1997 and 1996 financial statements of CLR Video, L.L.C., a wholly-owned subsidiary of Lynch Multimedia (a wholly-owned subsidiary of Lynch Corporation) which statements reflect total revenues of $1,505,000 and $1,399,000 for the years ended December 31, 1997 and 1996, respectively, and the 1997 and 1996 financial statements of Coronet Communications Company and of Capital Communications Company, Inc. (corporations in which the Company has a 20% and 49% interest, respectively). Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Dunkirk and Fredonia in 1996, CLR Video, L.L.C. in 1997 and 1996, Coronet Communications Company in 1997 and 1996 and Capital Communications Company, Inc. in 1997 and 1996, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the net assets and operations to be contributed to Lynch Interactive Corporation (see Note 1) at December 31, 1998 and 1997 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the reports of other auditors, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set for therein.
                                                          /S/ERNST & YOUNG LLP

Stamford, Connecticut
August 9, 1999